Exhibit 21.1
SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2014

The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements.

•	GSE Systems Engineering (Beijing) Company Ltd., GSE Power Systems AB, GSE Process Solutions, Inc., GSE Services Company LLC., and GSE Systems Ltd., are wholly owned subsidiaries of GSE Systems, Inc.

•	Hyperspring, LLC is a wholly owned subsidiary of GSE Performance Solutions, Inc. which is a wholly owned subsidiary of GSE Systems, Inc.

•	IntelliQlik, LLC is a 50% owned subsidiary of GSE Performance Solutions, Inc.

•	General Simulation Engineering RUS Limited Liability Company is a 50% owned subsidiary of GSE Systems, Inc.

•	EnVision Systems (India) Pvt. Ltd. is a owned 99% by GSE Performance Solutions, Inc. and 1% by GSE Systems, Inc.

Name	Place of Incorporation or Organization

GSE Systems Engineering (Beijing) Company, Ltd	Peoples Republic of China
GSE Power Systems AB	Sweden
GSE Process Solutions, Inc.	State of Delaware
GSE Services Company L.L.C.	State of Delaware
GSE Systems Ltd.	United Kingdom
GSE Performance Solutions, Inc.	State of Delaware
EnVision Systems (India) Pvt. Ltd.	India
Hyperspring, LLC	State of Delaware
IntelliQlik, LLC	State of Delaware
General Simulation Engineering RUS Limited Liability Company	Russian Federation